LABOR AGREEMENT
                                     BETWEEN




                                     CROWN
                                        Vantage
                                        Printing,
                                        Publishing, and
                                        Specialty Papers











                                       AND

                               UNITED PAPERWORKERS
                                  INTERNATIONAL

                                      UNION
                                 A.F.L. - C.I.0.
                                     AND ITS
                               UNITED BROTHERHOOD
                                LOCAL UNION NO.75

                                        o

                          JUNE 25, 1997 - JUNE 24, 2002

                                TABLE OF CONTENTS

                                                                            Page     Article
Purpose of Agreement                                                          1        1.1
Certification and Recognition                                                 1        1.2
Supervisors Performing Work                                                   1        1.4
E.E.O.C.                                                                      1        1.5
Union Security                                                                1        2.1
Employee Meetings                                                             2        2.5
Training Sessions                                                             2        2.5
No Strikes or Lockouts                                                        3        3.1
Union Representation                                                          3        4.1
Regular Conferences                                                           3        5.1
Procedure Applicable to Disputes of a General Nature                          3        6.1
Employee Grievances                                                           4        7.1
Work Week                                                                     5        8.1
Posting of Schedules                                                          5        9.1
Overtime and Overtime Pay                                                     6       10.1
Filling Vacancies                                                             6       11.1
Equitable Distribution of Overtime                                            7       12.1
Holidays                                                                      8       13.1
Modernization                                                                10       14.1
Temporary and Probationary Employees                                         10       15.1
Causes for Loss of Seniority                                                 11       16.1
Retention and Accumulation of Seniority--Military Service                    11       17.1
Newly Appointed Supervisors                                                  11       17.2
Apprentices                                                                  12       17.3
Seniority--Departmental and Company--Use in Layoffs                          12       18.1
Permanent Layoff Procedure                                                   13       19.1
Recall of Employees after Permanent Layoff                                   13       20.1
Recall of Curtailed Employees                                                14       20.2
Filling Vacancies and Promotions                                             14       21.1
Employment Pool Schedule                                                     15       21.3
Temporary Promotion Time Limit                                               16       21.4
Transfers                                                                    16       22.1
Review--Revision--Waiver of Seniority                                        17       23.1
Vacation                                                                     17       24.1
Wage Rates                                                                   19       25.1
Cash Sharing                                                                 19       25.3
Shift Jobs                                                                   20       26.1
Working Lunch Hour, Traveling--Lunches                                       21       27.1
Call In                                                                      21       28.1
Failure to Provide Work                                                      21       29.1
Rates for Assigned Jobs                                                      22       30.1
Insurance Benefits--Pensions                                                 22       31.1
Death Immediate Family                                                       22       31.5

Jury Duty                                                                    23       31.6
National Guard--Reserve Training                                             23       31.7
Legislative Meetings                                                         23       31.8
Protection of Company Property                                               23       32.1
Notice of Absence or Return to Work                                          23       33.1
Safety and Health                                                            24       34.1
Bulletin boards                                                              24       35.1
Dismissals                                                                   24       36.1
Management                                                                   25       37.1
Company Rules                                                                25       37.2
Enabling Agreement                                                           25       37.3a
Maintenance Flexibility                                                      25       37.3b
Cooperation for Continuous Improvement                                       27       37.3c
Statement of Policy                                                          28       38.1
Continuation of Contract Obligation                                          28       39.1
Government Regulations                                                       28       40.1
Duration and Termination                                                     28       41.1

Exhibit A
     Company Rules
                                                                             30
Exhibit B
    Prescription Drug Plan                                                   33
    Berlin-Gorham Dental Care Program                                        33

Exhibit C
    Health Care Plan                                                         35
    Mental Health and Substance Abuse                                        35
    Retiree Group Hospital and Medical Plan                                  35
    Sickness and Accident Benefits                                           36
    Life Insurance                                                           36
    Total and Permanent Disability Benefit                                   36

Exhibit D
    Pension                                                                  38
    Death Benefit                                                            39
Wage Rate Schedule                                                           40

                                 LABOR AGREEMENT

THIS AGREEMENT, made and entered into as of the 24th day of June, 1997 by and between CROWN VANTAGE (hereinafter referred to collectively as the Company), and the UNITED PAPER WORKERS INTERNATIONAL UNION, A.F.L.-C.I.O., and its UNITED BROTHERHOOD LOCAL NO. 75 (hereinafter called the Union), an organization of the employees of Crown Vantage, Berlin and Gorham, New Hampshire


                                   WITNESSETH:
                             PURPOSE AND RECOGNITION

1.1 The general purpose of this agreement is, in the mutual interest of the Company and the employees, to provide for the operation of the Berlin, Gorham and Shelburne plants of the Company under methods which will further to the fullest extent possible the safety, welfare and health of the employee, economy of the operation, quality and quantity of output, cleanliness of plants and protection of property. It is recognized by this agreement to be the duties of the parties to this contract to cooperate fully, individually and collectively, for the advancement of these conditions.

1.2 In accordance with the certification of the National Labor Relations Board dated July 16, 1954, the Company recognizes the Union as the sole and exclusive representative of all the employees, hereinafter defined, in its manufacturing plants, for the purpose of bargaining with respect to rates of pay, wages, hours of employment, and other conditions of employment and for the adjustment of grievances.

1.3 The term "employee" as used in this agreement shall refer to all of the employees in the Company's manufacturing plants in Berlin and Gorham, New Hampshire, and vicinity, excluding employees of outside contractors who may be working on the Company's premises, executives, superintendents, secretaries and salaried office employees, general office janitors, trainmen, locomotive firemen, engine men, maintenance of way employees, guards (including watchmen, professional employees and supervisors as defined in Section 2(11) of the National Labor Relations Act.)

1.4 It is recognized that supervisory, office clerical and professional personnel are excluded from the provisions of this labor agreement, and accordingly, it is not proper for these employees to perform work which is ordinarily performed by production and maintenance workers. It is recognized, however, that there are times when it will be necessary for supervisors who are outside the bargaining unit to perform minor work only in cases of emergency or instruction. Such occasions must be temporary in nature.

1.5 The Union and the Management agree to provide Equal Opportunity for employment, training and development, transfer, promotion and compensation without regard to race, creed, color, National origin, sex, age or status as a qualified individual with a disability.


                                 UNION SECURITY

2.1 Membership in the Union shall be a condition of continued employment of all employees who have completed thirty (30) days of employment with the company subject, however, to the limitations upon this requirement set forth in Section 8 (a)(3) of the National Labor Relations Act.

2.2 The Union agrees to accept into membership any employee within said unit without in any way discriminating against such employee, and that it will not make any condition to join the Union against any new applicant for membership which will be more burdensome that the conditions applicable to all present members of the Union. If any application for membership is rejected by the Union, the employee concerned shall not, because of such rejection, lose his/her rights or status as an employee until otherwise determined through the arbitration procedure provided in this agreement. The Union agrees that it will not discriminate against employees who join the Union under provisions hereof and will not arbitrarily or capriciously suspend or expel any member from the Union.

2.3 The Union agrees that it will not ask or require the Company to lay off or discharge any employee pursuant to the Union Shop provision of this agreement under circumstances which make the layoff or discharge, if put into effect, a violation of the National Labor Relations Act. The Union further agrees that in the event of any dispute arising between the Company and the Union as to the propriety of any action taken by the Union against any employee which would necessitate his/her layoff or discharge by the Company, the dispute shall be a proper subject for arbitration under the Grievance Procedure set forth in this agreement, and the employee shall remain at work until the case is settled by arbitration.

2.4 Upon individual written authorization by an employee, which shall not be irrevocable for more than a year, or the termination date of this agreement, whichever occurs sooner, the Company agrees to deduct the Union dues, each month, from the compensation of each employee who is a member of the Union. The Company further agrees that this deduction shall be made from the first pay check of each month. The Company also agrees to remit all Union dues deducted to the Financial Secretary of the local Union.

2.5 The Union agrees for itself and its members that they will individually and collectively perform loyal and efficient work and service, should be active and willing participants in required safety and informational meetings and training sessions, and will use their influence and best efforts to promote and advance the interests and products of the Company at all times.

The Company and the Union jointly recognize the need and desire to have a well-trained, informed, and proficient work force.

Employee Meetings

From time to time it may be necessary for management to schedule employee meetings, which necessitate employee attendance, to discuss safety, quality, etc. No more than three (3) such meetings will be scheduled per month.
They will normally be scheduled in the following manner.

a) There will be a minimum of 24 hours notice by posting a written memorandum on the bulletin boards in the department(s) affected.

b)   Meetings will be held either

     1)   after the close of the shift, or

     2)   just prior to the start of the shift

c) Employees will be reimbursed for time spent in attendance at such meetings as hours worked.

d) Employees may be excused, from time to time, from attendance at such meetings for valid reasons provided they get prior approval from their supervisor.

Training Sessions

The Company recognizes the need to minimize disruption of employees' off-work time, and will try to schedule training sessions within normal work hours. However, it may be necessary to schedule employees for training sessions on their normal off days.

a) Employees scheduled to attend a training session on their day off will be offered a compensating day off at a mutually agreeable time within thirty
     (30) days.

b) Employees who are on vacation or who are out sick will not be required to attend.

c) Employees will be reimbursed for time spent in attendance at such training sessions as hours worked.

d) Employees may be excused, from time to time, from attendance at such sessions for valid reasons provided they get prior approval from their supervisor.

When practical, training sessions will be scheduled at the mill site or in the local area. However, in some circumstances training will only be available outside the local area. In this event, the Company will furnish suitable transportation or expenses for reasonable transportation and living expenses per Company policy. Employees will receive a full day's pay for each day of travel and/or training attended.


                             NO STRIKES OR LOCKOUTS

3.1. The Union agrees that while this contract is in effect there shall be no strike, slowdown, stoppage of work, or any interference with efficient production. The Company agrees that there shall be no lockout of employees by the Company. It is expressly agreed by the parties hereto that nothing contained in this section or any part of this contract shall be construed or used in a manner to form the basis for an allegation of violation of this contract for the purpose of supporting any legal or court action, unless and until the party so alleging or complaining has notified the other party hereto of the existence of the complaint, or contention, and the latter party, after having been allowed a reasonable opportunity to correct the same, shall refuse to do so.


                              UNION REPRESENTATION

4.1 The Union reserves the right to appoint full-time Business Agents at any time to serve in conjunction with the Union Committee, and to call representatives of the International Union in on any matter not pertinent to the grievance procedure. The foregoing shall not exclude the International Representative from the appropriate stages of the grievance procedure.


                               REGULAR CONFERENCES

5.1 The Union Committee and the Company Committee shall meet regularly on the second Wednesday of each month and at such other times as is required to discuss complaints, and grievances of a general nature arising out of this agreement on matters concerning the working conditions of the employees. A representative of the International Union may be present at the will of the Union.


                        PROCEDURE APPLICABLE TO DISPUTES
                               OF A GENERAL NATURE

6.1 Whenever a dispute exists over a question of a general nature arising out of conflicting interpretations of this agreement, the matter shall be submitted to a conference between the Union Committee, the Director of Human Resources, and any other representatives of management whom the latter deems necessary to consider the question. If the matter is not thereby settled, the procedures of Step II and III shall be followed.

                               EMPLOYEE GRIEVANCES

7.1 An employee grievance is a complaint as to his/her wages, hours, working conditions or other conditions of employment, or his/her discharge, which an employee must have brought to the attention of his/her immediate supervisor in his/her department and which has not been adjusted to the employee's satisfaction. In such cases the grievance must be submitted in writing by the employee using the proper grievance forms. The time limits established for the grievance steps shall not include Saturdays, Sundays, or Holidays.

7.2 All grievances must be brought to the attention of the appropriate supervisor within ten (10) days after the cause for complaint has occurred. All grievances shall be disposed of in accordance with the time limits set forth in the Grievance procedure. Postponement may be arranged by mutual consent.

7.3 When a situation occurs when an employee feels an injustice has been done, the aggrieved employee must (before any grievance is filed), approach his/her immediate supervisor to discuss the complaint. If the parties cannot agree to settle the complaint, then the aggrieved employee may file a grievance. The grievance must specify what article of the Labor Agreement has been violated.

7.4 Step I of the grievance procedure is between the salaried supervisor, superintendent, aggrieved employee, department steward and chief steward. The grievance meeting will be arranged by the company. The company answer must be given by the superintendent within three days of the meeting.

7.5 If no settlement is arrived at in Step I, then a Step II grievance meeting will be arranged by the Human Resources Department between the aggrieved employee, the Department Steward, the Chief Plant Steward, the Business Agent, and anyone else the local union may deem necessary; for example, the International Representative. The Company will be represented by the Division Operations Manager, the Labor Relations Manager, Supervisor and any other members of management whose presence is deemed necessary. The Company answer will be given by the Operations Manager within four (4) days of the meeting.

7.6 Whenever a grievance is not processed within the time limits as specified in each step of the grievance procedure, the grievance shall automatically proceed to the next step in the grievance procedure, unless such time limits have been extended by mutual consent of both parties.

7.7 In the event the dispute has not been satisfactorily settled by the above method, either the Company or the Union must notify the other party of its intention to appeal the matter to arbitration within thirty (30) days following the date of the written answer at Step II, before an impartial arbitrator to be appointed by the American Arbitration Association, upon written application by either party, with a copy of said written application sent simultaneously to the other party. The impartial arbitrator shall interpret and apply this agreement but he/she shall not have power or authority to add to or subtract from this agreement. His/her decision shall be final and binding on both parties and all parties agree to abide by his/her award. Each party shall bear the expenses of its own representatives at the arbitration proceeding and all other expenses of the arbitration, including those of the impartial arbitrator, shall be shared and paid equally by the parties. If either the Company or the Union fails to notify the other party of the intention to appeal the matter to arbitration within the thirty (30) days mentioned above, the grievance shall be considered settled at Step II of the grievance procedure. The arbitration provisions contained in this agreement are hereby specifically made subject to the provisions of Section I, Chapter 415 of the revised Laws of New Hampshire 1942, as amended by Section I, Chapter 191, of the Laws of New Hampshire 1945 (Chapter 542, RSA).

7.8 The retroactive effect of any claim arising out of any grievance shall be limited to the date of presentation of the grievance. Liability for any grievance will be limited to one hundred twenty (120) days from the date of the incident unless the union formally files for arbitration with the AAA within this time frame.


                                    WORK WEEK

8.1 Normal hours of work for day workers shall be as follows:

                              8:00 am. to 4:00 p.m.

     Normal hours of work for tour workers shall be as follows:

                             7:00 a.m. to  3:00 p.m.
                             3:00 p.m. to 11:00 p.m.
                            11:00 p.m. to  7:00 a.m.
                             7:00 a.m. to  7:00 p.m.
                             7.OO p.m. to  7:00 a.m.

No tour worker, after being relieved, may punch out prior to fifteen (15) minutes before the end of his/her shift.

The company will entertain requests to work different hours than those listed above. However, for operating needs the company will designate the hours.

8.2 The regular pay week shall start on Sundays at 7:00 a.m. for tour workers and 8:00 am. for day workers. The normal work day shall consist of eight (8) hours or twelve (12) hours and the normal work week shall consist of any three
(3), four (4) or five (5) days Sunday through Saturday, that is, the Company may direct continuous operations up to and including seven (7) days per week in any or all of its plants or any or all departments thereof and the weekly work schedule of individual employees may or may not include Sunday work as the Company shall determine. Forty (40) hours of pay constitutes a complete work week.

8.3 In all departments or groups where senior employees work every Sunday, rotating schedules with a long weekend for each employee shall be put into effect.


                              POSTING OF SCHEDULES

9.1 Schedules shall be posted when possible not later than Thursday noon showing each employee's days to work for the ensuing week. These schedules may be changed when operating conditions make it necessary. If a change is contemplated, the employee will be notified of change before the end of his/her preceding shift if it is possible to do so.

9.2 Unscheduled work shall not be deducted from regular scheduled work.

9.3 In any work week which includes an unworked holiday, forty (40) pay hours constitutes a complete work week. In any work week which includes a worked holiday forty (40) work hours constitutes a complete work week. Shift tradesmen will remain intact on their normal shift during these weeks. If additional employees are needed on holidays, they will be filled by canvassing from senior person on down in the trade where the opening occurs. This article also covers Yards, Cleaners and Stores.

9.4 It is recognized that the daily and weekly schedules are subject to change based on product demand and operating efficiencies, and that the Company necessarily retains the right to determine work schedules, schedule straight time and overtime hours and the number of shifts, and that it is the obligation of employees to work as scheduled.


                            OVERTIME AND OVERTIME PAY

10.1 All employees will receive time and one-half for all hours worked after accumulating forty (40) work hours. No employee shall refuse a request for overtime work without a justifiable reason.

10.2 Tour workers with a justifiable reason for so doing may exchange shifts with their mates within the same work week providing they first have permission from the supervisor and providing, further that the exchange of shift does not require the Company to pay overtime for any of the work involved.

10.3 Tour workers who have been absent from work on their regular shift and who have not been excused by their supervisor shall first report to their supervisor the reason for their absence before going to work on any succeeding shift. Unexcused absences and absences without justifiable reason shall be subject to corrective measures on the part of the Company.

10.4 Double time shall be paid for all work performed on Sundays.

10.5 No employee shall be forced or permitted to work more than eighteen (18) hours within any twenty-four (24) hour period. Employee must have at least six
(6) consecutive hours outside the mill prior to returning to work to reset the clock to make employees eligible for another eighteen-hour work period.


                                FILLING VACANCIES

11.1 The following procedures shall apply whenever a vacancy occurs for scheduled work on any shift:

8-Hour Shifts

1.   Supervisor will determine the need to fill.

2.   Fill at straight time by pushing crew up, utilize pool.

3.   Push up crew, fill bottom job with overtime list.

4. Force low qualified employee on shift in the department to work the overtime.

5. If the employee has already worked sixteen (16) consecutive hours, force the next low qualified employee on shift who hasn't worked sixteen (16) consecutive hours.

* Employees forced to stay an additional shift shall have the option of finding their own relief from qualified employees in or out of the mill.

12-Hour Shifts

1.   The supervisor will determine the need to fill the vacancy.

2.   Fill at straight time by pushing up crew, utilize pool.

3.   Push up crew, fill bottom job with overtime list (six or twelve hours).

4. Force low qualified employee on shift in the department who has not worked eighteen (18) consecutive hours.

5. Employees will be charged for all overtime hours they are eligible for not to exceed eighteen hours.


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

No bargaining unit employee will be forced to work overtime because of the absence of a salaried supervisor.


                       EQUITABLE DISTRIBUTION OF OVERTIME

12.1 All overtime work in the various departments or employee groups shall be distributed equally among eligible employees in accordance with overtime record, low qualified employee being asked first. The record of overtime work hours shall be posted daily in the departments.

12.2 In posting overtime, all overtime hours worked or refused will be utilized in recording the overtime list, except as noted in Article 12.3.

12.3 The following items are not calculated in overtime chargeable hours:

     -    Safety meetings

     -    Task forces

     -    Emergency Response Team/Fire Brigade

     -    Training

     -    Union Business

     - Reporting for scheduled work when no work is available as defined in Paragraph 29.1 of this agreement.

     -    Employee meetings

     - Day workers called in between the hours of 12 o'clock midnight and 8:00 am.

     -    Employees working outside their bid department on overtime.


12.4 Overtime posting sheets shall be renewed at the close of every 13-week period. At that time the employee with the least amount of charged overtime will start at zero and the charged overtime of all other employees in the department will be reduced by the number of hours that have been canceled from the low person's record.

                                     EXAMPLE

                   Employee hours at end of 13
                         weeks                           Starting new sheet
        A                 75                                  30 hours
        B                 70                                  25 hours
        C                 65                                  20 hours
        D                 55                                  10 hours
        E                 80                                  35 hours
        F                 76                                  31 hours
        G           45 (low person)                            0 hours
        H                 56                                  11 hours
        I                 64                                  19 hours
        J                 49                                   4 hours
        K                 60                                  15 hours

12.5 For purpose of overtime distribution and Sunday work, according to departmental policy, a new employee in a department or employee group must work fifteen (15) days in that department of employee group before he/she becomes eligible. These provisions will not apply in any department when the four-crew schedule is in effect. When he/she does become eligible to participate in overtime distribution and Sunday work in that department or employee group, he/she shall be charged immediately with the average number of overtime hours which are charged to all of the employees of that department of employee group and he/she shall not be charged for any overtime hours thereafter worked by him/her in any other department.

The above provisions shall not apply to maintenance employees who are transferred from one department to another within the trade. Those employees transferred will be averaged in on the overtime list the first day.

12.6 When a regular employee of a department or employee group is absent for more than a calendar week by reason of sickness, suspension, injury, by reason of layoff, or bidding to another department and returning to original department after refusing bid jobs, he/she shall be charged with a refusal of all overtime which he/she would have been entitled to work had he/she not been absent.

12.7 In the record of overtime hours, all overtime hours worked shall be charged and considered on the same basis, regardless of the overtime premium which applies.

12.8 The supervisor's record of overtime hours worked shall be checked by the supervisor and steward daily. If the steward shows that the record is incorrect it shall be corrected at once by the supervisor. If the steward shows that an employee or employees were not given overtime when their turn came up, that employee or those employees will be given a makeup for the time involved. It is understood that in the administration of overtime as set forth above, however, daily overtime shall be worked by the employee on the job, on the shift upon which the overtime is being worked. Management will not switch employees on the job for the sole purpose of being selective of employees to receive overtime.


                                    HOLIDAYS

13.1 The days upon which New Year's Day, Presidents' Day, Good Friday, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, December 24 and Christmas Day are observed shall be considered as paid holidays.

13.2 For the purpose of computing holiday pay, the holiday shall be measured by a twenty-four (24) hour period beginning, for shift workers, at 7:00 am. on the day observed as the holiday and continuing until 7:00 a.m. on the following day. For day workers, the holiday shall begin at 8:00 am. and continue until 8:00 a.m. on the following day.

13.3 When an employee works on December 24(3-11 and 11-7 shifts), or Christmas, he/she shall be paid triple times his/her regular hourly rate for all hours worked by him/her on such a holiday.

13.4 When an employee works on New Year's Day, Presidents' Day, Good Friday, Memorial Day, Thanksgiving Day Fourth of July, or Labor Day, he/she shall be paid straight time for all hours worked on said holiday up to and including the eighth hour of work, and time and one-half for all hours worked over forty (40) work hours plus eight (8) hours straight time pay at his/her regular straight time hourly rate, as it appears upon his/her time card.

13.5 When an employee works on the day observed as the holiday, he/she shall be paid in accordance with articles 13.3 or 13.4 of this agreement

13.6 The Company may at its option schedule employees to work or not work on the following holidays: New Year's Day, Fourth of July, Labor Day, Thanksgiving
Day, December 24 and Christmas Day. The company will give the employees the option to work on Presidents' Day, Good

Friday and Memorial Day.

For the Christmas holiday period (3-11 & 11-7 shifts or 7 p.m. to 7 a.m. on December 24th and all shifts on December 25th), an employee scheduled to work who would prefer not to work will inform his/her supervisor of this desire. The Company will solicit qualified volunteers, by seniority, to replace the employee who would prefer not to work the holiday. If a qualified volunteer is not obtained, the Company and Union representatives for the affected department will seek opportunities to work shorthanded, with safety being of primary concern. If a qualified volunteer is not obtained and it is not practical to work short-handed, the employee will work as scheduled.

13.7 When an employee is scheduled to work on the day observed as the holiday and does not work as scheduled, he/she shall not be paid for the holiday unless excused in writing by his/her department head.

13.8 Each employee who is not scheduled to work on any holiday and qualifies therefore, or who is on vacation, shall be paid (8) hours straight time pay at his/her regular straight time hourly rate, as it appears upon his/her time card, for said holidays. In order to qualify for these unworked holidays, the employee:

a. must have completed thirty(30) calendar days of employment with the Company, and

b. must have worked for the company at some time within the sixty (60) days immediately prior to the holiday; and

c. must have worked his/her last scheduled workday before the holiday is observed and his/her first scheduled workday after the holiday is observed, if any such days are scheduled for him/her, unless excused in writing by his/her department head.

13.9 In applying the provisions of article 13.7 to employees in the Employment Department, the following procedure shall be followed:

On all operating holidays, employees in the Employment Department who are unassigned and who qualify for holiday pay under subparagraph "a" and "b" of article 13.7, above, must report for work on the day before the holiday, on the holiday and on the day after the holiday, and must accept work, if assigned, in order to qualify under subparagraph "c" of article 13.7, unless otherwise instructed by management.


13.10  * EXAMPLES OF OVERTIME CALCULATION FOR HOLIDAYS

                                 Tuesday is the holiday
                     Su     M      Tu      W     Th       F     Sa      TOTAL
EMPLOYEE WORKS       10     8      10     10      8       8      8      62 Hours
COMPANY PAYS         20     8      18     10     11      12     12      91 Hours

                                 Tuesday is the holiday
                     Su     M     Tu       W     Th       F     Sa      TOTAL
EMPLOYEE WORKS       10     8      0      10      8       8      8      52 Hours
COMPANY PAYS         20     8      8      10      8      10     12      76 Hours

                                 Tuesday is the holiday
                     Su     M     Tu       W     Th       F     Sa      TOTAL
EMPLOYEE WORKS       10     8      2      10      8       8      8      54 Hours
COMPANY PAYS         20     8     10      10      8      11     12      79 Hours



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

* The foregoing examples are not intended to change the right of employees where Paragraph 28.1 applies


                                  MODERNIZATION

14.1 During the period of modernization the company will have to make changes in equipment, operating processes and personnel that may result in adding some new jobs, changing or eliminating others, consolidating duties and rearranging crews. The need for change and the formulation of plans for changes and the procedure to be followed in instituting any change will be determined by the Company. The Union will be advised of any change that has been determined and when it will be placed into effect. Any claimed violation of the contract will be handled through the Grievance Procedure. In order to obtain the facts with respect to any department, or any portion thereof or with respect to any job operation, the Company reserves the right to use all available means or methods, such as; job analysis, time study of both machines and employees, methods study, motion study, the suggestions of supervisors, and the services of industrial engineers and other consultants. The Union agrees to cooperate with the Company on these studies and reserves the right to make suggestions. In any department, or portion thereof, where the accumulated facts indicate that increased efficiency and lower unit costs to the Company may be affected by an incentive method of pay, the Union agrees to negotiate with the Company for a fair and proper incentive plan for that department, or portion, thereof and its effective date, and, in connection with the study and negotiation of an incentive plan, may use its own consultants and engineers. Any such plan shall provide a guaranteed hourly rate to each employee (which in no case shall be less than the current hourly rate paid the affected employee or employees), increased earnings for increased production, and no unreasonable work load. All employees affected by incentive plans shall be given the benefit of all general increases (cost of living or otherwise) on their guaranteed hourly rates and they shall also be reflected in their incentives.


                           TEMPORARY AND PROBATIONARY
                                    EMPLOYEES

15.1 All newly hired employees will be considered temporary employees until they have accumulated ninety (90) days of actual work and shall have no seniority rights during this period but shall be subject to all other clauses of this contract, and if held over that period shall be considered permanent and shall then be considered permanent and shall then be credited with ninety (90) days' Company seniority. However, in case of absence due to accidental injury suffered on the job before the ninety (90) days probationary period has been completed, all work days that would have been worked by such employee or employees, had such employee or employees not have been injured, shall be counted towards the required ninety (90) days. However, regardless of the acquirement of Company seniority, the employee or employees so affected will still have to work ninety
(90) work days before they will be considered permanent. Eligibility for benefits will begin after the completion of thirty (30) days worked for newly hired permanent employees. If an employee is terminated before his/her probationary period is up, and in the event he/she is rehired before 180 calendar days, the previous time worked will be counted toward the 90 work day probationary period. The pay for all newly hired employees will be 10% below the base rate. All summer hires will be paid $8.00 per hour.

15.2 It is understood that any new employees who are successful in bidding a department job and have not acquired Company seniority shall not be credited with any departmental seniority until such time as they have acquired Company seniority.

15.3 A seniority list for each department shall be furnished the Union showing the seniority of each employee.

                          CAUSES FOR LOSS OF SENIORITY

16.1 Employees with less than five years seniority at the time they are laid off shall lose their seniority when they have been off the Company's payroll two (2) years. Employees with five (5) years or more seniority at the time they are laid off shall lose their seniority when they have been off the Company's payroll three (3) years. Employees voluntarily leaving the Company's service, discharged for cause, or who are absent for five (5) days without notifying the Company, except for a reasonable cause, or who, after being laid off fail to report for work inside of twenty-one (21) days after being notified, shall forfeit all seniority previously established. Seniority, Pension and Insurance Benefits will continue for up to thirty-six (36) months only, for any absence due to sickness or accident. Changes in work status, such as retirement, would result in a change of benefits.

16.2 No employees shall acquire dual departmental seniority, that is to say, employees permanently curtailed from their departments to the Employment Department shall forfeit their seniority in the departments from which they were curtailed in the event they bid off a permanent job in another department and are accepted for such a job.


                          RETENTION AND ACCUMULATION OF
                           SENIORITY-MILITARY SERVICE

17.1 Any employee who is conscripted or volunteers for service in the Armed Forces of the United States, or in the National Guard for periods requires by law shall not lose any seniority privileges which he/she had when he/she left for such service provided (1) if he/she serves for not more than four (4) years, unless extended by law, and (2) he/she has received his/her certificate of satisfactory completion of his/her training and service as provided by the Universal Military Training and Service Act, as amended, and (3) he/she is still qualified to perform the duties of his/her own or some available position, and
(4) he/she makes application for reemployment within ninety (90) days after being discharged. He/she shall be restored to his/her former position or a position of like seniority and status unless the Company's status has so changed as to make it impossible or unreasonable to do so. Any employee so restores shall be considered as having been on leave of absence and shall be restored with accrued seniority.


                           NEWLY APPOINTED SUPERVISORS

17.2 Salaried supervisors who promote from the bargaining unit before June 15, 1980, shall hereafter retain Company seniority only if by Company action they are returned to the bargaining unit.

Employees newly appointed from the bargaining unit to any salaried position shall retain all seniority, both departmental and company, for six (6) months from the date they begin their new position, with the understanding that at any time within the six-month period they may return or be returned to the bargaining unit. After the six-month period, if they are returning to the bargaining unit, credited service accumulated while on salary shall not count toward Company seniority except for pension and vacation purposes. Before the Company assigns an employee to a supervisory position in any department, it will advise the Business agent or other authorized officer of the Union of such proposed action and will give the Union an opportunity to present its views on the qualifications of any employee that may have been bypassed within the department where the assignment is to be made; it is understood, however, that the Company will have the final decision on the assignment and that its selection will not be subject to review under the grievance procedure. No temporary demotions in supervisory positions will be made during temporary layoffs and no supervisory employee discharged for cause shall be transferred to the bargaining unit.

17.3 An employee whose bid or application for the position of Apprentice in the Maintenance Department is accepted shall retain his/her seniority, both departmental and Company, as of the time he/she becomes an apprentice and shall accumulate seniority, both departmental in the department from which he/she bid or applied and Company, while he/she is serving as an apprentice for a period not to exceed six (6) months during which time he/she may return to his/her former department in the event of the termination of his/her Apprenticeship Agreement for any cause. Thereafter, in such event, he/she shall have only his/her accumulated Company seniority and a right to return only to the Employment Department, except in the case of a Helper holding that status as of the date of this agreement, who shall retain his/her previous seniority.

NOTE: Whenever an employee is promoted to a supervisor or apprentice position, the vacancy thereby created shall be filled temporarily for such time as his/her seniority is protected under 17.2 or

17.3 The vacancy created at the bottom of the sequence will be posted temporarily and if the promoted employee does not come back after six (6) months the bid will be considered permanent.

17.4 The Company agrees to grant to employees of the Company who are officers or delegates of the Union such reasonable leaves of absence for transacting Union business in such numbers and for such lengths of time as may be deemed necessary. Any member of the Union employed in any official capacity by the Union, either International or Local, shall not lose his/her seniority in the department of the Company in which he/she is employed at the time of taking such leave of absence, and upon being relieved of the official duties shall be reinstated with accrued seniority. It is understood that where this works an undue hardship on the Company, a mutually satisfactory arrangement will be worked out. Effective June 15, 1972, Pension, Insurance, Health and Welfare benefits shall not be available to any member of the Union who becomes employed in an official capacity of the International Union. However, they shall be covered during the trial period.

17.5 The Company agrees to grant to employees of the Company who are officers of the Credit Union such reasonable leaves of absence for transacting Credit Union business in such numbers and for such lengths of time as may be deemed necessary. Any member of the union employed full-time by the Credit Union shall not lose his/her seniority in the department of the Company in which he/she is employed at the time of taking such leave of absence, and upon being relieved of his/her official duties shall be reinstated with accrued seniority. It is understood that where this works an undue hardship on the Company, a mutually satisfactory arrangement will be worked out.

17.6 The Company agrees upon individual written authorization from an employee to deduct from the weekly compensation of such employee contributions towards the purchase of shares of United Brotherhood Credit Union or L'Ange Gardien Credit Union and to remit weekly the total deductions so collected from our employees to the respective treasurer.

17.7 Any member who is elected or appointed to a public office requiring full time effort shall be granted a leave of absence, up to a maximum of two (2) years, with accrued seniority, both department and Company.


                          SENIORITY - DEPARTMENTAL AND
                            COMPANY - USE IN LAYOFFS

18.1 In reducing the working force in any department, departmental seniority shall govern, that is, employees with the least seniority in that department shall be laid off first. Thereafter, to the extent necessary, each remaining employee will be assigned, in accordance with his/her departmental seniority, to an available job within the department which he/she is suited for and which he/she has not refused on a temporary or permanent basis. All demotions will be in the reverse order of promotions in your line of progression on your shift. In cases where an employee has waived his/her rights to a job or jobs in his/her department, he/she shall not be allowed to claim the waived job during curtailment unless no other job is available to him/her in the department.


                           PERMANENT LAYOFF PROCEDURE

19.1 Whenever it becomes necessary to permanently curtail the working force in any department, or departments, the general procedure shall be as follows:

a. Those employees with the least amount of departmental seniority in the department shall be transferred to the Employment Department where Company seniority shall govern.

b. The Company will then permanently lay off the equivalent number, on the basis of their Company seniority, from the Company-wide seniority list and regardless of the department in which they are employed, those with the least company seniority being laid off first. It is understood, however, that the Company will not effect this permanent layoff until qualified employees are available to fill the available jobs. These jobs will be posted Company-wide.

19.2 In applying the permanent layoff procedure set forth in the preceding paragraph to maintenance employees, each of the following maintenance employees trade groups shall be considered as a separate department and each shall have a master seniority list upon which each employee shall be credited with the total of his/her last period of continuous service, unbroken by any of the causes for loss of seniority, as a member of his/her maintenance trade group, but present departmental seniority lists shall be retained for all other purposes:

a    Machine Shop (Burgess, Cascade).

b. Millwrights (Burgess, Cascade, Heine Boiler, Cascade Boilers). (Also includes Power House Repairs).

c.   Pipers (Burgess, Cascade).

d.   Tinsmiths (Burgess and Cascade).

e. Electricians (Burgess, Cascade, Power). Also includes (Power Maintenance and Line Crew).

f.   Lubricating (Burgess, Cascade).

g.   Welders (Burgess, Cascade).

h.   Painters (Burgess, Cascade).

i.   Service Garage Mechanics

j.   River Crew.

k.   Masons.

l.   Instrumentation (Burgess and Cascade)


                            RECALL OF EMPLOYEES AFTER
                                PERMANENT LAYOFF

20.1 Employees permanently curtailed off the payroll, and who have call-back rights under paragraph 16.1, shall be rehired in the inverse order of their layoff and before any new help is hired, those with greater Company seniority being rehired first. Employees who are recalled after being laid off must advise the company of their intent to return to work within ten (10) days after being notified, and must report for work within twenty-one (21) days after being notified.

                          RECALL OF CURTAILED EMPLOYEES

20.2 Employees curtailed from a maintenance trade group, and not working at their trade, shall be recalled to their trade on the basis of their total trade seniority and may claim any open permanent job within their trade group until rehired in their own particular trade group on the basis of the departmental seniority within that mill trade group. Permanent departmental openings in any trade, in any department, not belonging to any trade employee by virtue of departmental seniority, shall be posted tradewide.

20.3 Maintenance trade group employees in the Employment Department shall exercise their trade seniority in filling temporary maintenance department jobs within their trade group to which no employee in the department where the job is located is entitled by virtue of his/her departmental seniority.

20.4 For employees in the Employment Department, Company seniority shall govern in the event of temporary jobs for which they are qualified which open up in any department other than their own, and to which no employee in the department where the job is located is entitled by virtue of his/her departmental seniority. (See Article 21.3.)


                        FILLING VACANCIES AND PROMOTIONS

21.1 As permanent vacancies occur in regular jobs or permanent new jobs are created in any department, the jobs shall be filled, if possible from qualified employees within that department, and as between qualified employees in the department, the one with the most departmental seniority shall have preference. In the event the employee next in line of departmental seniority is deemed not qualified for the job, the supervisor shall notify the steward and the job shall not be filled permanently until the matter of the available qualified employees in the department is settled. In the event the job is not filled by anyone in the department, the job shall be posted for a period of ten (10) days (excluding Saturdays, Sundays and Holidays).

If there is insufficient response to a job posting, a notice will be placed on all bulletin boards holding the posting open for a period of ten (10) days. In the event there still is inadequate response within the maintenance trade groups, selection of first class trades people from outside the bargaining unit will be by a selection process, the panel of which will consist of one Maintenance Supervisor, one Human Resources Department representative and two Local 75 members selected by the Union President. As to all jobs except those in the maintenance trade groups, providing qualifications are satisfactory, Company seniority shall govern. Bidders with greater seniority will be notified of the selection made and the reason for the selection.

Placement of the successful bidder/bidders will be initiated within twenty-one
(21) days from the date the posting is removed from the board.

Successful bidders shall have the right during this fifteen (15) day trial period to refuse the bid job and return to their former jobs. Employees who bid on a job and are accepted for a trial period may do so only twice in any twelve
(12) month period. The Company shall have the right during the fifteen (15) day period to remove any employee from the job and return him/her to his/her former job. Before such action is taken, the employee and the Union will be notified. Acceptance or rejection of an employee's bid for a job will occur immediately at the time of contact by the Human Resources Department. Bids will not be held up for more than four (4) months for employees out on Sickness and Accident or Worker's Compensation. Qualified employees on part time or in the Employment department shall be given consideration before help from outside the Company is hired. A list of applicants bidding for each posted job shall be furnished to the Union promptly after the expiration of the posting period on each job. When an employee from another department is chosen to fill a posted job in a department, he/she shall commence to accumulate departmental seniority in the new department on the expiration date of the job posting.

If an employee is retained on a position after fifteen (15) work days, he/she shall be considered as qualified unless an extension of this maximum training period has been agreed upon for him/her by the Company and the Union, in which event he/she shall be considered as qualified if he/she is retained on that job after the end of the extended training period. If an employee or the Union feels that an injustice has been done, the case may be brought up in accordance with the grievance procedure provided for in this contract. In the Employment Department, company seniority shall prevail provided qualifications are acceptable. In the weekly assignment of employees in the Employment Pool, the Company will make reasonable effort to assign employees to Sunday work according to seniority and ability to perform the jobs and production requirements. (See
Article 21.3) Whenever any employee works in any department for a period of ninety (90) work days, the vacancy shall be considered as permanent, and posted Company-wide, except where such vacancies are caused by reason of sickness or injury, and the case of a salaried supervisor whose departmental seniority is protected for six (6) months.

21.2 In filling vacancies that management determines to fill within the bargaining unit in any department, whether temporary or permanent, the vacancies shall be awarded to the employee with the greatest seniority in that department or in the line of promotion providing they are qualified. Employees in the line of promotion (a line of promotion for the Cascade Paper Machine department is defined as a unit of operation. Examples: PM#l -PM#2-PM#3-PM#4-PM#9, shall not, except for physical disability, refuse to accept promotion. Where employees are unqualified due to lack of training the Company shall provide training. In cases where medical evidence prevents the employee from promoting to the next position in the line of promotion, the employee will be required to sign a waiver form. To unfreeze (void the waiver) an employee must sign a form indicating same, keeping the principle that "once around, always around". Only written freezes/waivers will be recognized. All such documents shall be signed by the employee in the presence of a union representative. A copy will be given to the Union representative of Local 75 and the Human Resources Department. In the case an employee refuses to sign a waiver, the supervisor shall notify a staff member of the Human Resources Department who shall so inform the Union by letter. This action shall constitute a waiver.

21.3 It is understood that in assigning employees from the Employment Department the following procedures will be observed subject to the requirements that the employees' qualifications are suitable.

1) For a given week, employees will be assigned in the order of their Company seniority to a complete work week to the extent that such jobs are available and the employee is qualified. Assignments for lesser number of days will be handled in the same manner. These assignments shall not be changed during the week except in the following cases:

2) In the case where an employee already assigned is called back to his/her department, he/she will, following the release from his/her department before completion of his/her complete work week, be re-assigned to his/her original job, provided that the job is still continuing.

3) Any employee scheduled for less than a complete work week in his/her department will be assigned for the balance of their work week providing he/she has enough Company seniority and qualifications. (See Article 9.3.)

4) If, following the making of initial assignments for the week, a complete work week becomes available, the Company will arrange for the senior employee previously assigned for less than a complete work week to be assigned this work, providing he/she has enough Company seniority and qualifications.

                         TEMPORARY PROMOTION TIME LIMIT

21.4 Refusing to jump shift for a temporary opening will not constitute a waiver.

21.5 Whenever any employee in the line of promotion is not qualified for promotion and he/she therefore stands in the way of another employee and is preventing the latter employee from being promoted in the line of promotion, the Company shall promote the latter employee and will train the former employee as soon as possible contingent upon operational needs and requirements.

21.6 When an employee is going to be absent for a long period of time by reason of sickness or injury, shiftwise scheduling shall be used for the remainder of the work week in which his/her absence commences, and for the next twelve (12) weeks. However, if it then appears that his/her absence will be continued beyond those twelve (12) weeks, management will in that twelfth week, at the request of the affected employees, schedule for the next work week a senior qualified employee in the department to the vacancy resulting from the first employee's absence. Whenever an employee has been absent for a period of eleven (11)eleven
(11) weeks, because of sickness or injury, a notice of this effect shall be posted in the department. After the above change, other senior qualified employees in the department affected by the change may individually request promotion on a departmental basis provided such requests are filed at least forty-eight hours before the weekly schedule is posted. This change in scheduling will then continue until the return of the absent employee. However, if the absent employee upon his return should for some unavoidable reason work less than two (2) weeks, the waiting period shall be waived and the senior employees will be reassigned. In cases where the Company elects to relieve a salaried supervisor with an hourly paid employee, the foregoing procedure will be followed.

21.7 The Company will continue its policy of promoting to supervisory positions outside the bargaining unit from the employees in the bargaining unit, when qualified employees are available, however, the final selection shall be the Company's.


                                    TRANSFERS

22.1 Employees may be temporarily transferred from one department to another (including mill to mill) as defined by business needs. The duration of such transfers shall be subject to discussion by the Company and the Union. Temporary transfers shall cause no loss of seniority in an individual's department, or should work be transferred from one department to another, any employee transferred shall not lose his/her seniority. This will not affect in any way assignments from the Employment Department.

22.2 The Company may assign tradesmen to work in other than their regular departments. If an employee or employees with exceptional skills or training is or are required, the Company may make such assignment regardless of departmental seniority for so long as the exceptional skill or training is needed.

When possible, the Maintenance Shop Stewards will be advised of the details, not less than two (2) weeks in advance, of a planned major shutdown. The Stewards will in turn review the details of the shutdown schedule with the tradesmen.

                           REVIEW - REVISION - WAIVER
                                  OF SENIORITY

23.1 The seniority provisions of this agreement may be reviewed and revised by the Company and the Union during the term of the agreement by mutual consent.

23.2 These seniority provisions may be waived by mutual agreement between the Company and Union in cases of disabled employees. Any employee who has been permanently or temporarily incapacitated by injury or sickness and is unable to continue his/her regular work may be transferred to a job designated as a rehabilitation job in any department which he or she can do. However, any such employee will continue to maintain department seniority in his/her original department and not in any other department to which he/she is assigned.

The Company agrees that in the cases of job-related injuries or illnesses resulting in an employee being permanently or temporarily incapacitated, it will, in cooperation with the Union, make every effort to place him/her in a position he/she is physically capable of filling. The Business Agent/Local Union will be notified when an employee who had a serious injury is authorized to return to work.

23.3 An employee who is disabled as a result of an industrial accident or sickness and returns to work on a rehabilitation job will be paid the rate of the job (red circled) if higher than card rate he/she held at the time of the accident, plus all future adjustments for up to one year provided he/she cooperates fully with all efforts made to rehabilitate and train him/her to overcome his/her disability, or to develop alternate skills that would permit him/her to return to his/her original job or a comparable job.


                                    VACATION

24.1 Employees completing one (1) year of continuous service in the employ of the Company shall receive one (1) week of vacation with pay upon their first anniversary date. Effective January 1st of each year thereafter, employees shall be entitled to the following vacation benefits based upon continuous service:

One (1) year to three (3) years - I week of vacation with pay.

Three (3) years to seven (7) years - 2 weeks of vacation with pay.

Seven (7) years to twelve (12) years -3 weeks of vacation with pay.

Twelve (12) years to eighteen (18) years -4 weeks of vacation with pay.

Eighteen (18) years to twenty-eight (28) years - 5 weeks vacation with pay.

Twenty- eight (28) years or more -6 weeks vacation with pay.

24.2 Employees completing their third, seventh, twelfth, eighteenth, and twenty-eighth year of service during the calendar year shall become eligible for the additional week of vacation accruing in those years upon January 1st of the year in which they attain such years of service.

24.3 Employees shall be entitled to select their weeks of vacation according to their departmental seniority and established Company policies.

The canvassing process will start no later than the second Sunday in January. The first two (2) weeks are to be selected before 7:00 a.m., February 1 of each year with the senior person selecting first. The process will then repeat with the next senior person until all employees have selected their first-choice week(s). The remaining week(s) of vacation will be selected before 7:00 am., February 16. The process will be as above with the senior person selecting his/her remaining week(s) in accordance with

Company policy and department quotas. After February 16th, any unscheduled weeks of vacation that any employee has remaining will be scheduled on a first come, first served basis, as allowed by unfilled department quotas.

No person shall take more than twenty-four (24) hours time in selecting vacation weeks when it is his/her turn. If a person wishes to change vacation week(s), the employee cannot exercise seniority rights over those who have already selected vacations. The Company will make reasonable efforts in the first round of vacation scheduling to grant eligible employees two weeks vacation during school out - school in period.

When an employee changes shifts or departments, he/she will not automatically carry his/her scheduled vacations with him/her. The vacation(s) may be transferred if they do not violate established department quotas.

Employees who change shifts for permanent openings will be entitled to pick weeks left open by vacated employees. Selecting open weeks will be in accordance with Article 24.3.

24.4 Vacation pay will be paid at 45 hours times the employee's regular straight-time card rate unless he/she has worked consistently at a higher rated job for the ninety day period prior to the scheduled vacation (bid employees only).

24.5 To be eligible for vacation in any year, employees except in the event of sickness or disability, shall have worked not less than eleven hundred (1,100) hours at straight time in the previous calendar year. Employees who have five hundred (500) to one thousand ninety nine (1,099) work hours will receive two weeks vacation. The Company shall not be obligated to pay vacation pay to any person who has rendered no service whatsoever to the Company during the twelve
(12) months preceding the anniversary of his/her hiring date.

24.6 Vacations shall be taken at times mutually agreeable to the employees and their supervisor. Because of the necessity of avoiding undue interruption of production and the exigencies of business, it is recognized that the Company retains the right of final determination for all vacations.

24.7 Vacation pay shall be paid during the week prior to that in which the vacation is taken.

24.8 Employees who are eligible must take at least (3) weeks of vacation per year, but may (at their option) sell any additional weeks back to the Company in lieu of time off Employees who sell vacation time will work at their regular job and be eligible for overtime according to other articles.

24.9 Employees who take leave to attend summer training periods as members of the National Guard or other military reserve units shall be permitted to use such leave as part of their vacation.

24.10 Employees who are disabled as a result of an industrial accident or industrial sickness and who have not rendered any service whatsoever to the Company during the last twelve months, shall be entitled to their eligible vacation pay in the one calendar year following their last day of work.

24.11 Vacation pay for Pool Employees shall be computed at the regular straight time hourly rate of pay of the job the employee worked during the week prior to the vacation.

                                   WAGE RATES
                                (See Attachment)

25.1      Year 1 Effective June 25, 1997 a 3% wage increase will be granted.

          Year 2 Effective June 25, 1998 a $0.30 per hour increase and based on the Free Cash Flow formula, and additional 2% will be granted.

          Year 3 Effective June 25, 1999 a 2% wage increase, and based on the Free Cash flow formula, an additional 2% will be granted.

          Year 4 Effective June 25, 2000 a $0.30 per hour increase, and based on the Free Cash flow formula, an additional 2% will be granted.

          Year 5 Effective June 25, 2001 a 2.5% wage increase, and based on the Free Cash Flow formula, an additional 2%, will be granted.

The formula is based on Free Cash Flow calculation as described in the Cash Sharing Plan, Article 25.3. If the Free Cash flow is between $8MM and $10MM, 50% of the 2% raise will be awarded. If the Free Cash flow is between $ 10MM and $ 12MM, 75% of the 2% raise will be awarded. If the Free Cash Flow is greater than $12MM 100% of the 2% raise will be awarded.

25.2 Individual rates and classifications of any group may be changed by consent of the parties hereto.


                                  CASH SHARING
                              Statement of Purpose

25.3 The purpose of the Cash Sharing Plan is to promote a sense of ownership and enthusiasm that will focus the thinking and energy of employees at Berlin-Gorham on the key result areas that have the greatest impact on mill performance. This plan will provide an opportunity to recompensate employees for negotiated reductions due to economic conditions and will also provide an additional means for employees to increase their earnings by sharing in the mill's positive cash flow.

                                     Beliefs

This application of the Cash Sharing Plan enters into a new philosophy that enables employees to increase their earnings, share in the positive cash flow of the mill and be a partner in productivity and quality.

The amount of cash sharing pool will depend upon our combined efforts to continually improve performance in key areas.

The amount of cash sharing dollars will depend on the generation of positive cash flow for the mill. The plan can significantly enhance the ability of each employee to increase annual earnings.

A Cash Sharing Plan has the potential to produce more income for all employees than industry pattern settlements. Cash Sharing distribution begins when the operation reaches positive free cash flow. Free cash flow is a financial measurement used by Crown Vantage to determine viability of a facility.

Free Cash Flow is the cash that is generated or needed by the business. The calculation is:

       Operating profit
       Less: Interest expense
            and Corporate Indirects

       = Pre-tax Profit

       Less: Income Tax

       = Net Income

       Add: Depreciation and other non-cash expenses

       Add/Subtract Working Capital Changes

        Add/Subtract Other Corporate Charges
        Less:     Dividends and Capital Spending

       = Free Cash Flow

Definitions

Assets = Property, plant equipment, accounts receivable, inventories

Working Capital = Receivables and inventories (finished goods, work-in-progress, stores, raw materials - wood, chemicals, fuel oil)

Distribution of the cash sharing pool will be calculated on a quarterly basis with 75% of quarterly pool distributed quarterly and 25% distributed at the end of the Crown Vantage fiscal year based on annual free cash flow. Quarterly payments will be made by the end of the calendar month following the last month of the fiscal quarter.

All L-75 employees who are on the payroll as of the close of the quarter will be eligible to participate in the quarterly distributions. All L-75 employees who are on the payroll at the end of each fiscal year will participate in the annual distribution.

The distribution is proportioned on W-2 earnings for the respective time periods. In the event of any question concerning the calculation of Free Cash Flow under this Cash Sharing Plan, a mutually agreeable CPA firm may be retained to verify that all calculations are in accordance with generally accepted accounting principles, with expenses to be shared equally by the parties.

All payments will be paid by separate check and will not be factored into any other contractual benefit plan for any purpose.

If management decides to shutdown any of the following production assets - hardwood/softwood pulp lines, paper machines 1,2,3,4,9, the Cash Flow Plan will be reformulated with L-75.

Calculation

The Cash Sharing pool is determined by multiplying the Free Cash Flow of a fiscal quarter by 20%.

There will be no pool if cash flow is zero or negative.

                               SHIFT DIFFERENTIAL

26.1 Employees working on a shift job from 3 p.m. to 11 p.m. shall receive $0.40 per hour in addition to their regular rate of pay for the hours worked during the shift.

Employees working on a shift job from 11 p.m. to 7 a.m. shall receive $0.50 per hour in addition to their regular rate of pay for the hours worked during the shift.

Employees working on a shift job from 7 p.m. to 7 a.m. shall receive $0.60 per hour in addition to their regular rate of pay for the hours worked during the shift.


                               WORKING LUNCH HOUR
                               TRAVELING - LUNCHES

27.1 Employees who are required by the Company to travel between plants shall travel on Company time and be furnished suitable transportation or paid mileage according to Company policy for use of their personal automobile.

Travel outside the Berlin/Gorham area will be paid as follows at the employee's scheduled rate.

1)   Minimum pay will be at least eight (8) hours, whether for travel or work.

2)   Minimum pay for employees in departments working the 12 hour (compressed week) schedule will be 12 hours for scheduled days, eight hours for scheduled off days.

3) Employees who work and/or work-and-travel in excess of their minimums in 1) and 2) will receive pay for all hours, worked and traveled.

27.2 Day workers who are required to work more than five (5) hours beyond a normal meal time will be allowed twenty (20) minutes paid time to eat.


                                     CALL IN

28.1 Any shift employee called in to work between 8:00 am. and 5:00 p.m. receives two hours' minimum straight time pay, except that on Sundays, the minimum straight time pay shall be four (4) hours.

Any shift worker called in to work between 5:00 p.m. and 8:00 a.m. receives four
(4) hours' minimum straight time pay.

Any day worker called in to work between 8:00 a.m. and 4:00 p.m. receives two
(2) hours' minimum straight time pay except that on Sundays, the minimum straight time pay shall be four (4) hours.

Any day worker or any employee in a normal day working department who is working shifts and is called in to work between the hours of 4: 00 p.m. and 8:00 a.m. will receive six hours minimum straight time pay.

This provision shall not apply in the case of any employee already at the plant waiting to start their regular shift. Except for emergencies, employees called in to work shall perform the specific job for which they are called.


                             FAILURE TO PROVIDE WORK

29.1 Employees reporting for regular scheduled work will be allowed four (4) hours' straight time if no work is available. If the Company has made a legitimate effort to notify employees affected at least two hours before the starting time that there shall be no work, then no time will be paid. The method of notification to be agreed upon between the Company and Union for each department.

                             RATES FOR ASSIGNED JOBS

30.1 Employees temporarily or permanently assigned to higher rated jobs shall receive the higher rate of pay while occupying such positions. This does not apply to employees temporarily up-graded for training purposes. This does not apply when an employee is enabled.

30.2 Employees temporarily assigned to lower rated jobs at a time when there is work available for them on their regular jobs shall retain their regular rate of pay. Otherwise, they shall be paid the rate of the job to which they are assigned.

                          INSURANCE BENEFITS - PENSIONS
                       DEATH IMMEDIATE FAMILY - JURY DUTY

31.1 For detailed information concerning insurance benefits, namely, Group Hospital and Medical, Major Medical, Retiree Group Hospital and Medical Plan, Weekly Sickness and Accident Benefits, and Life and Accidental Death and Dismemberment Insurance, Prescription Drug Plan and Dental Care Plan, refer to Exhibits B & C.

31.2 Whenever an employee sustains an injury on company premises during working hours, and is sent home, he/she shall be paid the balance of whatever hours he/she was unable to work on the day of injury, and these paid hours shall be counted towards his/her forty hours for overtime purposes.

In cases where the employee is hospitalized due to inhalation of toxic gases while at work, the Company agrees to compensate lost wages at the Workmen's Compensation rate. The period of time considered will be the three (3) days following the injury. The Company doctor will decide when the employee is able to return to work.

31.3 For information pertaining to Crown Vantage Pension Plan 10 and its benefits, refer to Exhibit D.

31.4 The details of an Apprentice Training Program will be the subject of a separate agreement between the Company and the union. Hereafter Apprentices shall be hired and trained in accordance therewith.

31.5 In the event of the death of a relative in the immediate family of an employee who has completed the probationary period, the employee will be compensated in accordance with the following schedule while attending funeral services, with the understanding that payment under this provision is for lost pay from regular, consecutive straight time work days from the date of death. Should any of the days of the funeral leave occur on Sunday pay is at straight time. These hours will not be used in overtime calculations.

        Stepmother                                )
        Stepfather                                )
        Stepbrother                               )
        Stepsister                                )Day of
        Grandchildren                             )Funeral
        Spouses' grandparents                     )
        Spouses' brothers and sisters             )
        Brothers' and sisters' spouses            )

        Father                                    )
        Mother                                    )
        Sister                                    )
        Brother                                   )Up to
        Mother-in-law                             )3 days
        Father-in-law                             )
        Grandparents                              )

        Son                                       )
        Daughter                                  )Up to
        Wife                                      )5 days
        Husband                                   )

31.6 In the event an employee is selected for Jury Duty, the Company will pay the employee the difference between his/her regular pay and the amount received by him/her while serving on Jury Duty. It is understood and agreed that the employee will be required to return to work the day following his/her or her release from Jury Duty. Should any of the days of the jury duty occur on Sunday pay is at straight time. These hours will not be used in overtime calculations.

31.7 Employees who have completed their probationary period of Company service and who are required to attend annual National Guard training camp or Reserve training shall be reimbursed the difference between their military pay and forty hours straight time pay at their regular rate by the Company, for a maximum of two weeks duty per year.

31.8 Employees serving as members of the New Hampshire State Legislature shall be provided with sixteen (16) hours pay at straight time in lieu of two scheduled work days per week to attend legislative meetings. Employees are responsible for notifying their supervisor in advance of the scheduled work day they will be absent.


                         PROTECTION OF COMPANY PROPERTY

32.1 When required by the Management, engineers, firemen, power plant operators, essential maintenance men and watchmen shall under no condition suspend work, but shall at all times protect all the Company's property under their care and perform the necessary work needed to avoid damage and keep the plant in operating condition.


                       NOTICE OF ABSENCE OR RETURN TO WORK

33.1 Employees not expecting to work because of emergencies or other justifiable causes must notify their respective supervisors two (2) hours before scheduled time. This provision shall not be interpreted as condoning repeated absences from work on the part of an employee.

33.2 In the event any employee who has been absent from any shift which he/she was scheduled to work fails to notify supervision of his/her return immediately preceding the start of his/her next regular scheduled shift, in accordance with the time listed below, the Company may assume his/her absence continuing for that shift and may replace him/her with any available qualified employee

a. By 5:00 am., if scheduled for the 7:00 a.m. to 3:00 p.m. shift or for the day shift (8:00 a.m. to 4:00 p.m.)

b.   By 1:00 p.m., if scheduled for the 3:00 p.m. to 11:00 p.m. shift

c.   By 5:00 p.m., if scheduled for the 11:00 p.m. to 7:00 a.m. shift.

d.   By 5:00 a.m., if scheduled for the 7:00 a.m. to 7:00 p.m. shift.

e.   By 5:00 p.m., if scheduled for the 7:00 p.m. to 7:00 a.m. shift.

Note: (for a, b, d & e above) Employees who are going to be absent must call two
(2) hours prior to the start of the normal relieving time in the department where the employee is scheduled to work.


                                SAFETY AND HEALTH

34.1 The Company and Union shall cooperate fully on the safety, health and sanitation of the employees. In accordance with the Williams-Steiger Occupational Safety and Health Act (OSHA) of 1970, employees shall not be required to work under conditions of immediate danger to safety and health. Conditions that affect the safety and health of the employees shall be considered a legitimate subject for mutual consideration.

34.2 No employee shall be discharged or disciplined for refusing to work on a job when he/she has a good and sincere reason to believe that it may be dangerous to life and limb. If the matter cannot be resolved between the employee and his/her supervisor, the matter will be referred to the department superintendent. If the issue is still unsettled, it will be referred to the Union business agent, the plant manager, and a representative of the Human Resources Department for consideration.

34.3 Clothing and safety equipment will be furnished by the Company to employees in accordance with the Statement of Policy dated June 16, 1965. The company will provide a safety shoe allowance to be paid each January in the amount of $72.00 per year.

34.4 Each employee shall cooperate with the other employees in keeping the area in the department in which they work neat and clean.

34.5 Employees will immediately report to management all incidents resulting in employee injury, environmental release or near hit and/or damage to company property.


                                 BULLETIN BOARDS

35.1 The Company shall provide suitable locations for bulletin boards in the different mills for the posting of official notices from the Union to its members.


                                   DISMISSALS

36.1 It is agreed the Company has the right to discipline or discharge employees for just cause.

36.2 In cases of discharge or disciplinary layoffs, the Human Resources Department shall promptly arrange for a hearing with the business agent of the Union.

36.3 It is agreed that when an employee is wrongfully discharged and is proved so, he/she or she may be reinstated and compensated for all lost time at his/her regular rate of pay.

36.4 Discharge and discipline cases shall be disposed of in accordance with the grievance and arbitration procedure provided for in this agreement.


                                   MANAGEMENT

37.1 This agreement is entered into by the parties with the full understanding that the facilities of the Company and its equipment are undergoing modernization and rehabilitation and that the situation calls for the closest cooperation between the Company and all of its employees. The Company shall manage the plant and direct the working forces, including the right to plan, direct, and control the plant operations, to hire, promote, demote, transfer, suspend or discharge employees for just cause, to relieve employees from duty because of lack of work or other legitimate reasons, and to introduce new or improved production methods or facilities, provided, however, that all of its actions shall be in conforming with all of the provisions of this agreement. It is further agreed that nothing contained herein shall be used for the purpose of discrimination against employees because of membership in the Union or for the purpose of undermining the Union.


                                  COMPANY RULES

37.2 The Company may adopt rules for the operation of the plant and the conduct of employees, provided such rules do not conflict with any of the provisions of the Contract.


                               ENABLING AGREEMENT

37.3(a) In order to achieve efficiency of mill operations, employees may be required to perform work outside of their traditional job duties from time to time as operating conditions warrant. Examples of such assignments may include, but shall not be limited to: employees may help out in other progression ladders and departments as well as their own; operate fork trucks and other mobile equipment; clean, lubricate, inspect, and adjust equipment they operate; use tools; and perform other tasks within their skills and capabilities. Safety and capability will be of primary concern in the application of this section. In all cases, this section should be applied to improve business effectiveness in a way that maximizes the contribution employees make to the success of the operation.

This ENABLING AGREEMENT will not be used to transfer permanent bid employees between operating areas. For the purposes of this agreement, operating areas are defined as:

                  Area A - Burgess
                  Area B - Cascade

No employee will lose his/her employment as a result of this enabling agreement. Any reduction in the work force as a result of these concepts will be by attrition.

In the application of this section, employees will not be hindered from maximizing their contribution by agreements or past practices entered into prior to this Labor Agreement.

37.3(b)                            MAINTENANCE
                                    PREAMBLE

     It is recognized and understood, by both parties, that B-G's future competitive position depends largely on the development of a flexible work force which has exceptional skills and motivation. We agree to actively cooperate to reach this state.

     The intent and spirit of this agreement is directed toward that end by satisfying the following objectives:

o Provide flexibility while maintaining fairness on work assignments and seniority rights.

o    Reduce friction among all employees.

o    Improve safety/productivity/efficiency/quality.

o    Improve skills of tradesmen.

o    Improve job satisfaction through increased challenge and rewards.

o    Provide employment security.

o    Participate together to develop enhanced work practices.

     It is agreed that no permanent Maintenance Department employee (as listed below), will lose his/her employment in his/her department as a result of the concepts contained herein and any reduction in force as a result of these concepts will be by attrition. Tradesmen as listed on the attached sheet currently scheduled on their present shift schedule or who are currently on a Sunday rotation will be grandfathered on that rotation. (Shift trade representation will be maintained.)

     Furthermore, our intent is to continue with our joint effort to develop a relationship of openness, honesty and respect with each party accepting ownership in developing a "Win-Win" working atmosphere.

Team Concept

o    Present trades will not be eliminated as a result of this agreement.

o Over the course of any year, tradesmen will work the majority of their time in their trade expertise. However, any tradesman will work in other trades as required, safety being the primary concern.

o Even though from time to time tradesmen may be required to spend the major portion of a job in another trade, these concepts will not be used to cause work assignment abuse to any tradesmen or trade.

o    Any tradesman will do a job if he has the skills to do it.

o    Trades do not have to be represented.

o    Minimum level of employees assigned to a job.

                              AREA WORK ASSIGNMENTS

o Mechanical tradesmen in the Berlin Maintenance Department, on long term area assignments, will remain in those areas as in the past. Future assignments will be made on the basis of senior man who is interested.

o Electrical and Instrument tradesmen are assigned on the basis of system familiarity, prior training and experience. This will continue as in the past.

o Cascade Maintenance Department will continue to man areas by assignment. Except that long-term (one week or more) truck shop assignments will be made on the basis of senior man who is interested.

o    Capital crew work assignments. (See language on area work assignments.)

o The Company and Union agree to discuss Working Leaders/Hourly Foremen in the future at a time mutually agreeable.

                                WAGES/ADJUSTMENTS

              Part I        $1.05                 05/03/87

              Part II        .50                  08/30/87

o    Any percentage increase in June will also apply to the $0.50 increase in
     Part II.

o    Maintenance Yard employees will receive $0.70 (Crew Concept) effective
     05/03/87.

     --* Yard employees will assist tradesmen to accomplish any job but not to supplement.

     --* Supplementing the trades will continue to be done through the employment pool and the third class rate will be paid.

o A wage reopener will be in effect if other major mills in NH, ME and VT pay more than 13% for cross trading.

o    Zipper clause.


                     COOPERATION FOR CONTINUOUS IMPROVEMENT

37.3(c) In our efforts to place the Berlin-Gorham mills in the best possible position for continued productive life, a Continuous Improvement effort is essential. It is understood by the parties that the sole intention of this concept is for the long-term good and welfare of our employees, the company, and the community we live in.

     Given the current business conditions, both parties mutually agree to reduce waste which includes the redistribution of work to the remaining workers due to positions that are vacated through attrition.

The primary goals of this effort are:

a) to ensure operations viability and increase economic effectiveness, the Berlin-Gorham effort must be in a participative management style;

b) for management and union to mutually discuss how the work is to be redistributed or eliminated in order to streamline the operation without jeopardizing the safety of the employees or quality of our products;

c) to recognize that operational effectiveness is dependent upon empowering employees at all levels, we must provide the skills and knowledge to partake in this endeavor.

Any reduction in the total workforce as a result of these efforts will be through attrition.


                               STATEMENT OF POLICY

38.1 It will be Crown Vantage policy to accomplish its General Maintenance work with its own employees insofar as equipment and manpower skills, manpower availability and operational runability permit. A joint Labor/Management Maintenance Review Committee (including but not limited to Maintenance, Engineering and Local 75) will develop a structure to evaluate the scope of work involved with capital or maintenance projects being considered for outsourcing. This committee will review bids and recommend who will perform planned or scheduled work based upon cost effectiveness, timeliness and qualifications.

38.2 Outside contractors will be required to furnish their own equipment (except specialized equipment on hand in the Company) on normal construction contract projects, as established by past practice.

38.3 Employees of yard departments shall be considered as part of the Maintenance Department.

                       CONTINUATION OF CONTRACT OBLIGATION

39.1 The Company agrees that this labor agreement will be binding on its assigns and successors in interest and upon any other persons or entity which may undertake the management and direction of Berlin-Gorham operations, whether by merger, acquisition, or otherwise.


                             GOVERNMENT REGULATIONS

40.1 It is mutually agreed and understood that none of the provisions of the contract shall be interpreted to conflict with any State or Federal law, regulation, decree or directive now in operation or passed during the term of this agreement. It is the duty of both the Company and the Union to cooperate in any changes required by such regulations.


                            DURATION AND TERMINATION

41.1 The terms of this agreement shall be effective from June 25, 1997 to midnight of the 24th of June, 2002, and it shall automatically renew itself for yearly periods thereafter. If either party to the agreement wishes to negotiate changes in the agreement, the party desiring such changes shall notify the other party, in writing, at least sixty (60) days prior to the expiration date of this agreement, or at least sixty (60) days prior to the expiration date of any subsequent renewal period.

IN WITNESS WHEREOF, the Company and the Union have executed this Agreement the day and year first above written.

UNITED BROTHERHOOD
LOCAL UNION NO.75

JOHNNY BARRON, JR.
President

ED DEBLOIS
TED MILLER
DENIS GAGNE
RICHARD DUBE
ROBERT MOORES
(Committeemen)

CARL TURNER
United Paperworkers International Union,
AFL-CIO


CROWN VANTAGE
BERLIN/GORHAM GROUP

DAVID A. NELSON
Senior Vice President

WILLIAM A. LOCKARD
Director, Human Resources

GREGORY F. NOLIN
Manager, Labor Relations

JAMES T. WAGNER
Vice President of Operations

A. BRADFORD WYMAN
Manager, Woodlands

NORMAND FORTIER
Financial Services and Systems Manager

                                    EXHIBIT A

                                  COMPANY RULES

The purposes of these rules is not to restrict the rights of anyone, but to define them, and thereby to protect the rights of all and to insure cooperation in accordance with the accepted standards of good citizenship.

The management will mutually discuss with and inform the Union in writing of any new rules which are to be included in this exhibit of the Labor Agreement prior to the new rules being posted.

Union contract violations and violation of the following rules are considered as grounds for disciplinary action from reprimand or warning to discharge:

                                Personal Offenses

1.   Repeated lateness or repeated absence from work.

2.   Reporting for work under the influence of liquor or illegal drugs.

3. The use, possession, or sale of illegal drugs or alcoholic beverages on Company property.

4.   Immoral or indecent behavior on Company property.

5.   Horseplay on Company property.

6.   Smoking in the areas where smoking is not allowed.

7.   Sleeping on the job.

8. Walking off the job during working hours or leaving Company premises without permission.

9.   Dishonesty.

10. Contributing to unsanitary conditions by failure to use, or improper use of, toilet facilities, and refuse or garbage cans.

11. Operation of machines, tools, or equipment to which an employee has not been specifically assigned.

12.  Firearms are not permitted on company property.

13. Employees must report all mobile equipment incidents immediately to their supervisor.

                        Offenses Against Other Employees

14.  Intimidation or coercion of other employees on Company property.

15.  Fighting on Company property.

                          Offenses Against Supervision

16.  Insubordination.

17.  Failing to follow the working instructions of supervisors.

18.  Abuse of supervisors or other supervision on Company property.

                        Offenses Against Company Property

19.  Theft of Company property.

20.  Willful defacement, damage, or destruction of Company property.

21.  Willful waste of company materials or supplies.

                  Offenses Against Property of Other Employees

22.  Theft of the property of a fellow employee while on Company property.

23. Willful defacement, damage, or destruction of the property of a fellow employee while on Company property.

                        Offenses Against Company Records

24. Willful misstatements of falsification of record in application for employment.

25. Falsifying own or another employee's personnel, medical, or production records.

26. Willfully punching another employee's time card or tampering with any time card.

27. Posting or removal of notices, signs, or materials in any form on company bulletin boards or Company property without the specific authorization of Management. (Union bulletin boards are governed by paragraph 35.1 of the contract.)

                         Offenses Against Efficient Work

28. Failure to be at work stations ready and prepared to start work when shift starts or at end of lunch period.

29.  Slowing down or interfering with
     work.

30.  Delaying or handicapping the work of fellow employees.

31.  Producing excessive rejects or inferior work through carelessness.

32.  Loafing on the job, or loitering on Company property, during work hours.

33. Leaving your regular working place, or visiting around the plant away from your usual or assigned place of duty, during regular working hours without permission of supervision.

34.  Quitting early without permission.

                             Offenses Against Safety

35.  Willful or careless disregard of safety rules or safety instructions.

36.  Failure to report all injuries promptly.

                                   Enforcement

The foregoing rule will be enforced impartially by supervision in accordance with the disciplinary procedure established by the Company. They may be changed or added to as needs require.

All complaints as to the rules or as to their enforcement will be handled and adjusted in accordance with the procedure established by the Union contract.

                                    EXHIBIT B

THE PRESCRIPTION DRUG WILL BE COVERED UNDER THE POINT OF SERVICE HEALTH CARE
PLAN.

The employee cost of prescription drugs will be $10.00 for brand name, $5.00 for generic and $1.00 for mail order.

ELIGIBILITY: All active employees, their spouse and unmarried, dependent children up to the age of 19, or age 25 if a full-time student.

WAITING PERIOD: The first of the month following the completion of 30 days worked.

TERMINATION OF COVERAGE: The last day of work upon termination of employment, or the end of the month in which and employee retires.

COVERAGE: May be on employee only, employee and spouse, or full family.

                       BERLIN/GORHAM DENTAL CARE PROGRAM

BENEFIT PERCENTAGE: Co-insurance of 80/20.

COVERED DENTAL EXPENSE:

     Basic Service - dental examinations, diagnoses and X-rays

     Preventative Services - prophylaxis, fluoride treatment, sealants

     Restorative Services - dental fillings, crowns and gold restoration

     Oral Surgery - extraction and all other oral surgery procedures

     Periodontics - scaling, heavy cleanings

     Dentures and Partials - a separate benefit that allows a maximum payment of $175.00 for each denture, $200.00 for each partial (no change in the 70/30 co-insurance of July 1, 1984). Any denture replacement is not covered until after a period of five (5) years.

MAXIMUM BENEFITS: (Plan year from July 1st to July 1st)

Effective June 25, 1997,

            Employee and Spouse -      $300.00

            All eligible children -    $300.00

Effective June 25, 1998, benefit will be increased to $350.00.

Effective June 25, 1999, benefit will be increased to $400.00


EMPLOYEE CONTRIBUTION: None

ELIGIBILITY: All active employees, their spouse and unmarried, dependent children up to the age of 19, or age 25 if a full-time student.

WAITING PERIOD: The first of the month following the completion of 30 days worked.

TERMINATION OF COVERAGE: The last day of work upon termination of employment, or the end of the month in which and employee retires.

COVERAGE: May be on employee only, employee and spouse, or full family.

                                    EXHIBIT C

                                HEALTH CARE PLAN

THE HEALTH CARE PLAN IS A POINT OF SERVICE PLAN.

The Point of Service Health Care Plan has two components:

     1)   Primary Care Physician Referred Benefits,

     2)   Self-Referred Benefits

Increases in years 2-5 will be shared equally by the company and the union.

                          Active Employees, Spouse and
                               Dependent Children*

ELIGIBILITY: The first day of the month following the completion of 30 days worked. Those employees who are hired as vacation replacements are not covered by this provision.

* Unmarried children are covered from date of birth to the end of the month in which they reach age 19 or are between ages of 19 and 25, unmarried and full-time students.


                        MENTAL HEALTH AND SUBSTANCE ABUSE

Please refer to Point of Service Health Care Plan Benefit Summary.

                             RETIREE GROUP HOSPITAL

                                AND MEDICAL PLAN

All retirees after June 25, 1997 will be covered under a Point of Service Care Plan. The company retains the right to change and modify the retiree health care plans.

     Retiree and/or dependent spouse who is not eligible for Medicare. Dependent children -- Same as active employees and dependents at time of retirement except Major Medical is limited to $25,000.

COST: During the first year of retirement, the cost of medical insurance premiums for the retired employee is paid by the Company and the retiree pays 25% of the balance for dependent coverage. After one year of retirement, retiree pays 25% of the full cost for himself and dependents. Note: This does not include those retired employees or their spouses who are covered by Medicare and Medi-Comp.

     Retiree and/or dependent spouse who is eligible for Medicare-Medi-Comp Supplemental Plan.

COST: During first year of retirement, Company pays cost of retiree; and retiree pays dependent cost. After one year of retirement, retiree pays full cost for himself and spouse.

     Effective June 25, 1986, employees (age 65) who retire before July 1, 1986 shall have their Medicare and Medi-Comp premium reduced by $3.50 per month.

     Effective June 25, 1986, employees (age 65) who retire after July 1, 1986 shall have their Medicare and Medi-Comp premium reduced by $7.80 per month.


                         SICKNESS AND ACCIDENT BENEFITS

ELIGIBILITY: The first day of the month following the completion of 30 days worked. Those employees who are hired as vacation replacements are not covered by this provision.

WAITING PERIOD:

       Accident - First Day

       Sickness - Eighth Day

DURATION: Maximum of 26 weeks per period of disability.

BENEFITS:             Effective June 25, 1997     $270.00 PER WEEK
                      Effective June 25, 1998     $280.00 PER WEEK
                      Effective June 25, 1999     $290.00 PER WEEK
                      Effective June 25,2000      $300.00 PER WEEK
                      Effective June 25,2001      $310.00 PER WEEK

COST: Premium is paid by Company


                                 LIFE INSURANCE

                               BASIC PLAN-A.D.& D.

ELIGIBILITY: The first day of the month following the completion of 30 days worked. Those employees who are hired as vacation replacements are not covered by this provision.

BENEFITS:      $20,000 A.D. & D.
Effective June 25, 1998, the benefit plan will be increased to $21,000. Effective June 25,2000, the benefit plan will be increased to $22,000.

COST: Company pays full cost

                                  OPTIONAL PLAN

     Employees have the option of purchasing additional life insurance in the amount of $14,000 at a cost of $6.00 per month.

     If an employee retires due to disability the optional life will be carried at no cost to him/her until he/she reaches age 65.


                      TOTAL & PERMANENT DISABILITY BENEFIT

     This benefit is available to employees prior to age 60, who are not able to continue their employment because of medical reasons. This benefit is available by converting the Basic Life

Insurance to payments of:

       $18.00 for each $1,000 of insurance for 60 months


                          SUPPLEMENTAL PLAN - A.D.& D.

ELIGIBILITY: Same as under the BASIC PLAN noted above.

BENEFITS: Employees may elect coverage from $10,000 to $50,000 in multiples of $10,000. If an injury results in death or dismemberment within one year of the accident, the plan will pay a benefit up to the maximum insured.

     Employees can elect to cover their family (spouse and children) or only their children. A spouse must be under age 70 and cannot be an employee of Crown Vantage. Children must be between the ages of 14 days and 23 years, fully dependent on the employee for support and maintenance.

     A spouse is insured for 40% of the principal sum, and children are each insured for 10% of same. If there are no children, the spouse is insured for 50%.

COST: The employee's weekly contribution per $10,000 coverage is approximately
 .7(cent) on self .8(cent) on children and self and .10(cent) on family and self.

                                    EXHIBIT D

                                     PENSION

BENEFIT RATE:                          Employee Weekly Premium
                                       -----------------------
       06/25/97-- $25.25                        $ 5.00

       06/25/98-- $26.00                        $ 6.13

       06/25/99-- $27.00                        $ 7.63

       06/25/00--$27.75                         $ 8.76

       06/25/01-- $28.75                        $10.26

The company and union will split the cost of the negotiated increases.

NORMAL RETIREMENT: Age -- 65
       Credited years of service.
       No maximum.

     Age 62 to 64 with 30 years of credited service will receive full retirement benefits.

EARLY RETIREMENT: Age - 55 to 64 with 10 years or more of credited service.
         Actuarial reduction:
         Age 62-65                         .1% per month
         Age 58-62                         .2% per month
         Age 55-58                         .3% per month

DISABILITY RETIREMENT: No age requirement but 10 years or more of credit service is required. Credited service is accrued to a maximum of thirty-six (36) months after date last work. Employee must make contribution in accordance with subsection 10.2 of Pension Plan 10.

     NOTE: Return to work for less than one week after being on disability will not constitute a break in continued disability status.

BENEFIT RATE: Same as above.

     "If an individual is not disabled to the extent that he/she is eligible for Social Security Benefits, he/she will receive an additional $60 per month until he/she is eligible for Social Security Benefits."

VESTING: No age requirement.

     A minimum of five (5) years of credited service required.

     Benefit payable beginning any time after age 55 with ten (10) or more years of credited service at time of termination.

     Benefit payable beginning at age 65 with less than ten (10) years of credited service at time of termination.

SOCIAL SECURITY MAKE-UP PROVISIONS:

     Age -- between 55 and 58

     Service - 30 years or more of credited service. Early retirement benefit plus a supplemental benefit of up to $500.00 which combined will provide a total benefit to a maximum of $850.00 per month up to age 62, at which time the employee's Social Security benefit replaces the supplemental benefit.

     Age -- between 59 and 62

     Service - 30 years or more of credited service. Early retirement benefit of up to $500.00 which combined will provide a total benefit to a maximum of $1,000.00 per month up to age 62, at which time the employee's Social Security benefit replaces the supplemental benefit.

OPTIONAL FORMS OF BENEFITS:

1.   Life Annuity - Payments stop upon retiree's death.

2. Five Year Certain - Payments are guaranteed for five years from the day of retirement. If retiree's death occurs before five years, the balance of the payments will be paid to retiree's beneficiary.

3. Ten Year Certain - Same as five year certain except the guarantee period is for ten years.

4. 50% Joint & Survivor - This benefit is guaranteed for both retiree's lifetime and retiree's spouse's lifetime. Retiree receives a reduced monthly benefit and upon retiree's death, retiree's spouse receives one-half of that amount for his/her lifetime. If retiree's spouse should die before retiree does, the amount of the retiree's pension benefit remains the same.

5.   Widow's Benefit (Minimum of $275.00)

     With a $275 minimum in effect, an employee's early retirement or normal retirement benefit would not be reduced unless he/she desires his/her surviving spouse to get more than a $275 per month benefit after his/her death. If he/she wishes his/her survivor to be eligible for more than the $275, the standard joint & survivor option table would be used based on his/her early or normal retirement benefit and both of their ages.

          The $275 guarantee will only be covered for a period of 10 years from the employee's retirement, and only those employees who have 30 or more years of service are eligible for this benefit.

          Anyone taking a 5-or 10-year certain option would not be covered by the $275 minimum because the survivor's benefit in these cases is much greater.

          The employee's spouse at the time of his/her retirement is the single person eligible for a $275 10-year certain benefit.

DEATH BENEFIT: Normal Retirees, Early Retirees and Disability Retirees who do not receive the Total & Permanent Disability Benefit provided for under Group Life Insurance in Exhibit C, will be eligible for a death benefit equal to $7,000.00 payable to their beneficiary.

                     RATES OF PAY -- Effective June 25, 1997

   Pay Code                    Description

        Cascade Paper Machines
0101    Machine Leader                               $ 17.93
0102    Block 3-2 Jobs                               $ 16.51
0103    Block 3-1 Job                                $ 16.03
0104    Block 2-2 Jobs                               $ 14.89
0105    Block2-l Job                                 $ 14.41
0106    Block l-2 Job                                $ 13.47
0107    Utility Man                                  $ 12.99
0108    Trainee-#l PM                                $ 12.43

0203    Machine Tender-#2 PM                         $ 15.24
0204    Back Tender-#2 PM                            $ 14.37
0205    Third Hand-#2 PM                             $ 13.52
0206    Fourth Hand-#2 PM                            $ 12.64
0207    Utility Man-#2 PM                            $ 12.47
0208    Trainee-#2 PM                                $ 11.53

0303    Machine Tender-#3 PM                         $ 15.24
0304    Back Tender-#3 PM                            $ 14.37
0305    Third Hand-#3 PM                             $ 13.52
0306    Fourth Hand-#3 PM                            $ 12.64
0307    Utility Man-#3 PM                            $ 12.47
0308    Trainee-#3PM                                 $ 11.53

0403    Machine Tender-#4 PM                         $ 15.24
0404    Back Tender-#4 PM                            $ 14.37
0405    ThirdHand-#4PM                               $ 13.52
0406    Fourth Hand-#4 PM                            $ 12.64
0407    Utility Man-#4 PM                            $ 12.47
0408    Trainee-#4PM                                 $ 11.53

6100    Hrly Supervisor-#9 PM                        $ 16.72
6903    Machine Tender-#9 PM                         $ 15.46
6904    Back Tender-#9 PM                            $ 14.47
6905    Third Hand-#9 PM                             $ 13.52
6906    Fourth Hand-#9 PM                            $ 12.64
6907    PM Utility                                   $ 12.47
6909    Cleaner-#9 PM                                $ 11.32

0500    PPR Mach Super                                $ 17.47
0600    Hrly Supervisor-CascMG (Spare Crew)           $ 13.52
0607    Spare Crew Helper                             $ 12.47
0608    HI Pressure Clean                             $ 12.47

        Stock Prep
0700    Hrly Supervisor-StkPrp                        $ 15.61
0802    Colorist A                                    $ 14.24
0803    Colorist B                                    $ 13.88
0702    Panel Operator                                $ 13.77
0904    Furnisher No.9                                $ 13.40
0905    #9 Helper                                     $ 13.29
0805    Furnisher No.3                                $ 13.24
0804    Furnisher No.l                                $ 13.16
0715    Dry Fiber Coordinator                         $ 13.15
0706    Utility Trucker                               $ 12.52
0708    Trainee-Stk Prep                              $ 11.48
0701    Leader - Chemical Crew                        $ 13.02
0703    Chemical Crew                                 $ 13.01
0704    High Press Clean                              $ 12.84
0709    Chemical Crew Cleaner                         $ 12.25

        Cascade Shipping
1100    Hrly Supervisor-Ship                          $ 15.72
1102    Dispatcher                                    $ 14.34
1103    Warehouse Worker                              $ 14.34
1105    Inventory Control Ck                          $ 13.79
1104    Trucker Checker                               $ 13.18
1109    Elevator Operator/Trucker                     $ 13.18
1203    Wrapper Operator                              $ 13.18
1204    Wrapper Oper Asat                             $ 12.66
1205    Stenciler Utility                             $ 12.66
1106    Trk Driver#1                                  $ 12.34
1107    Trk Driver#2                                  $ 12.29
1108    Car Bracer                                    $ 12.25
1206    Roll Handler                                  $ 11.71

        Cascade Converting
1300    Hrly Supervisor-Conv                          $ 13.52
1503    No.5 Rewinder0per                             $ 13.12
1603    No.4 Emboss Oper                              $ 12.75
1312    Sheeter Operator                              $ 12.75
1504    5 Rewd Helper                                 $ 12.37

1604    No.4 Emboss Helper                            $ 12.10
1314    Utility/Entry Sheeter                         $ 12.10
1701    Leader-CoreRm                                 $ 12.35
1703    1st Helper - Core                             $ 12.00
1704    2nd Helper-Core                               $ 11.82
1303    Elec Trk Oper-Conv                            $ 11.78

        Cascade Yard
1800    Hrly Supervisor-Maint                         $ 13.71
1801    Material Handldr                              $ 13.35
1802    Rigging Leader                                $ 12.99
1804    Rigger                                        $ 12.69
1805    Equipment Operator                            $ 12.14
1806    Laborer A                                     $ 11.78
1807    Laborer B                                     $ 11.33
1808    Power Sweeper                                 $ 11.47
1809    Cleaner                                       $ 11.33

        Cascade Tech
1902    Product Dev Tech-Casc                         $ 13.79
2001    Leader-Casc Tech                              $ 13.75
0806    Tub Size                                      $ 13.23
2005    Tub Asst                                      $ 13.02
2003    Tester #4                                     $ 13.01
2004    Tester #2                                     $ 12.96
2006    Sample Clerk                                  $ 13.17
2007    Sample Person                                 $ 12.96

        Cascade Systems Group
2021    SR Systems Tech                               $ 15.43
2020    JR Systems Tech                               $ 14.43

        Cascade Stores
2100    Hourly Superv                                 $ 13.39
2101    Head Storesman                                $ 12.91
2102    Storekeeper 1st Cl                            $ 12.46
2103    Storekeeper 2nd Cl                            $ 11.63
2107    Apprentice                                    $ 11.32

        Maintenance
2200    Hrly Supervisor-Machin                        $ 16.05
2201    Leader-Machinist                              $ 15.75
2202    Machinist 1st Cl                              $ 15.43

2203    Machinist 2nd Cl                              $ 14.43
2204    Machinist 3rd Cl                              $ 14.03
2205    Machinist Helper A                            $ 13.28
2206    Machinist Helper B                            $ 12.99
2207    Machinist Helper C                            $ 12.94
2210    Mach Cal Grinder C                            $ 13.95

2300    Hrly Superv-Millwright                        $ 16.05
2301    Leader-Millwright                             $ 15.75
2302    Millwright 1st Cl                             $ 15.43
2303    Millwright 2nd Cl                             $ 14.43
2304    Millwright 3rd CI                             $ 14.03
2305    Millwright Helper A                           $ 13.28
2306    Millwright Helper B                           $ 12.99
2307    Millwright Helper C                           $ 12.94
2309    Shift Millwright                              $ 15.64
2313    Shift Millwright Burg                         $ 15.43
2372    Millwright 1st Cl-Power                       $ 15.43
2373    Millwright 2nd Cl-Power                       $ 14.43
2374    Millwright 3rd Cl-Power                       $ 14.03
2375    Millwright Helper A-Power                     $ 13.05
2376    Millwright Helper B-Power                     $ 12.99
2377    Millwright Helper C-Power                     $ 12.94

2400    Hrly Superv-Piper                             $ 16.05
2401    Leader-Piper                                  $ 15.75
2402    Piper 1st Cl                                  $ 15.43
2403    Piper 2nd Cl                                  $ 14.43
2404    Piper 3rd Cl                                  $ 14.03
2405    Piper Helper A                                $ 13.28
2406    Piper Helper B                                $ 12.99
2407    Piper Helper C                                $ 12.94
2409    Shift Pipefitter                              $ 15.43

2501    Mason Special                                 $ 16.54
2502    Mason 1st Cl                                  $ 16.09
2505    Mason Appr B                                  $ 15.26
2506    Mason Appr C                                  $ 14.87
2507    Mason Appr D                                  $ 14.28
2509    Mason Tender                                  $ 13.05
2510    Mason-Laborer                                 $ 12.55

2600 Hrly Superv-Painter                              $ 15.59

2601    Leader-Painter                                $ 15.31
2602    Painter 1st Cl                                $ 15.03
2603    Painter 2nd Cl                                $ 14.00
2604    Painter 3rd Cl                                $ 13.69
2605    Painter Helper A                              $ 13.10

2801    Leader-Tinsmith                               $ 15.75
2802    Tinsmith 1st Cl                               $ 15.43
2803    Tinsmith 2nd Cl                               $ 14.43
2804    Tinsmith 3rd Cl                               $ 14.03
2805    Tinsmith Helper A                             $ 13.28
2806    Tinsmith Helper B                             $ 12.99
2807    Tinsmith Helper C                             $ 12.94

2900    Hrly Superv-Elect                             $ 16.05
2902    Electrician 1st Cl                            $ 15.43
2903    Electrician 2nd Cl                            $ 14.43
2904    Electrician 3rd Cl                            $ 14.03
2905    Electrician Helper A                          $ 13.28
2906    Electrician Helper B                          $ 12.94
2907    Electrician Helper C                          $ 12.94
2909    Shift Electric. 1st Cl                        $ 15.64
2910    Special-Electrician                           $ 15.68
2971    Leader-Electrician-Power                      $ 15.75
2972    Electrician 1st Cl-Power                      s 15.43
2973    Electrician 2nd Cl-Power                      $ 14.43
2974    Electrician 3rd Cl-Power                      $ 14.03
2975    Electrician Helper A-Power                    $ 13.28
2976    Electrician Helper B-Power                    $ 12.99
2977    Electrician Helper C-Power                    $ 12.94

3000    Working Leader-Welder                         $ 16.05
3001    Leader-Welder                                 $ 15.75
3002    Welder 1st Cl                                 $ 15.43
3003    Welder 2nd Cl                                 $ 14.43
3004    Welder 3rd Cl                                 $ 14.03
3005    Welder Helper A                               $ 13.28
3006    Welder Helper B                               $ 12.99
3007    Welder Helper C                               $ 12.94
3010    Special-Welder                                $ 15.68

3100    Hrly Supervisor-Oiler                         $ 14.80
3101    Leader-Oiler                                  $ 14.50

3102    Oiler 1st Cl                                  $ 14.10
3108    Oiler Learner                                 $ 12.95

3118    Hourly Mech Planner A                         $ 15.43
3119    Hourly Mech Planner B                         $ 14.43
3120    Hourly Mech Planner C                         $ 14.03

3200    Hrly Supervisor-Inst                          $ 16.06
3201    Leader-Inst                                   $ 15.75
3202    Inst Repair 1st Cl                            $ 15.43
3203    Inst Repair 2nd Cl                            $ 14.43
3204    Inst Repair 3rd Cl                            $ 14.03
3205    inst Repair Helper A                          $ 13.28
3206    Inst Repair Helper B                          $ 12.99
3207    Inst Repair Helper C                          $ 12.94
3209    Shift Inst 1st Cl                             $ 15.64
3210    Temp Foreman-Inst                             $ 15.89
3213    Shift Inst-Special                            $ 15.43
3214    Stock Inv Man-Inst                            $ 13.71

3218    Hourly Tech Planner A                         $ 15.43
3219    Hourly Tech Planner B                         $ 14.43
3220    Hourly Tech Planner C                         $ 14.03

3302    Pipe Coverer lst Cl                           $ 15.43
3303    Pipe Coverer 2nd Cl                           $ 14.43
3304    Pipe Coverer 3rd Cl                           $ 14.03
3305    Pipe Coverer Helper A                         $ 13.28
3306    Pipe Coverer Helper B                         $ 12.99
3307    Pipe Coverer Helper C                         $ 12.94

3400    Hrly Supervisor-Garage                        $ 16.05
3402    Garage Mech 1st Cl                            $ 15.43
3403    Garage Mech 2nd Cl                            $ 14.43
3404    Garage Mech 3rd Cl                            $ 14.03
3405    Garage Helper A                               $ 13.28
3406    Garage Helper B                               $ 12.99
3407    Garage Helper C                               $ 12.94

3600    Hourly Asbestos Supervisor                    $ 16.05

        Wood Prep
4001    Hourly Superv Wood Prep                       $ 19.23

4042    Chief Oper - Debark/Chip                      $ 14.53
4043    Asst Oper - Debark/Chip                       $ 13.94
4025    Chip Pile Operator A                          $ 12.95
4046    Utility - Debark/Chip                         $ 12.60
4050    Auxiliary Operator                            $ 11.85
4067    Trainee - Purch Chips                         $ 11.48
4077    Trainee - Bark Reclaim                        $ 11.48
4601    Leader-Roundwood Recv                         $ 13.93
4602    Valmet Operator 1st Cl                        $ 13.62
4064    Dump Truck Operator                           $ 13.26

        Scaling
4100    Hrly Superv-Mill Scaling                      $ 13.08
4102    Weigh Master                                  $ 12.89
4103    Weigh Master Apprentice                       $ 11.48

        Burgess Lab
4200    Working Leader                                $ 14.44
4212    Senior Technician                             $ 14.13
4203    Shist Process Tester                          $ 13.49
4211    Burgess Lab Beginner                          $ 11.33

        Burgess Stores
4300    Hourly Supervisor                             $ 13.39
4301    Head Storesman - Stores                       $ 12.91
4302    Storekeeper 1st Cl                            $ 12.46
4303    Storekeeper 2nd Cl                            $ 11.63
4307    Storekeeper Apprentice                        $ 11.32

        Environmental
4402    WWTP Operator-Cascade                         $ 13.25
4403    Stack Tester-EnvirSvc                         $ 14.42
4404    Stack Tester-Trainee                          $ 13.02
4406    Pollution Tester-Trainee                      $ 11.48
4422    WWTP Operator-Burgess                         $ 13.98
4425    Pollution Tester-WWTP                         $ 12.58
4427    Pollut Stack Tester-WWTP                      $ 12.84

        Burgess Yard
4520    Hrly Superv-Laborers                          $ 14.28
4523    Maintenance Helper                            $ 13.64
4522    Equipment Operator                            $ 13.64
4524    Cleaning Crew Leader                          $ 13.64

4510    Truck Driver-Trk Grandftr                     $ 12.85
4509    Truck Driver-Trucking                         $ 12.55
4525    Cleaning Crew Labor                           $ 12.55
4526    Laborer A                                     $ 12.14
4528    Cleaners                                      $ 11.32

        Bleach Plant
4540    Hourly Superv Uns BIch Plant                  $ 19.23
4542    Chief Oper-Uns BIch Plant                     $ 15.36
4544    Auxil Oper-Uns BIch Plant                     $ 14.79
4543    Assist Oper-Uns BIch Plnt                     $ 14.43
4545    Chem Unloader-Un BIch PIt                     $ 12.78
4563    Filter Plant Operator                         $ 11.72
4547    Trainee - Uns BIch Plant                      $ 11.48

        #11 Dryer
4580    Hrly Superv-#1 I PIp Dryer                    $ 19.23
4581    Chief Oper-#l I PIp Dryer                     $ 15.22
4582    Back Tender-#1 I PIp Dryer                    $ 14.62
4583    1st Assist-#l 1 PIp Dryer                     $ 14.04
4584    2nd Assist-#1 I PIp Dryer                     $ 13.34
4585    3rd Assist-#l I Plp Dryer                     $ 12.17

        Digesters
4620    Hourly Superv Unspc Digester                  $ 19.23
4621    Chief Oper-Unspc Digester                     $ 16.47
4622    Operator A-Unspc Digester                     $ 15.11
4633    Operator B-Unspc Washer                       $ 14.87
4644    Operator C-Unspc Screen                       $ 13.85
4645    Trainee - Unspc Screen                        $ 11.48
4668    Cleaner                                       $ 11.32

        Recovery
4680    Hrly Superv-#8+11 RecvBlr                     $ 19.23
4681    Recovery Chief                                $ 17.84
4682    Recovery Crew                                 $ 15.68
4683    Demi Operator                                 $ 15.68
4684    Operator C-#8+11 Recv Blr                     $ 13.85
4685    Trainee Recovery                              $ 11.48

        Central Steam
4800    Hrly Superv-Cent Steam                        $ 16.35
4801    Chief Operator-Cent Steam                     $ 15.58
4802    1st Assistant Operator                        $ 14.47

4803    2nd Assistant Operator                        $ 14.01
4805    Demineralizer Operator                        $ 13.62
4806    Trainee - Cent Steam                          $ 11.48

        Cascade Steam
4820    Hrly Superv-Cascade Steam                     $ 15.02
4822    Power PIt Oper-Casc Steam                     $ 14.86
4823    Boiler/Turbine Operator                       $ 13.91
4824    Boiler Assist Operator                        $ 13.32
4826    Trainee - Casc Steam                          $ 11.48

        Hydro Stations & Steam Turbines
7106    Operator - Sawmill                            $ 13.26
7107    Utility-Sawmill                               $ 11.83
7108    Racks-Sawmill                                 $ 11.33
7126    Operator - Riverside                          $ 13.26
7127    Utility-Riverside                             $ 11.76
7128    Racks-Riverside                               $ 11.33
7146    Operator - Cross Power                        $ 12.96
7148    Racks-Cross Power                             $ 11.33
7166    Operator - Cascade                            $ 12.96
7168    Racks-Cascade                                 $ 11.33
7186    Operator - Gorham                             $ 12.96
7206    Operator - Shelburne                          $ 12.96
7406    Operator-Power Trans/Swit                     $ 13.78
7408    Laborer-Power Trans/Swit                      $ 11.33
7502    Temp Power Dispatcher                         $ 14.98
7507    Utility - Power General                       $ 11.83
7608    Laborer                                       $ 12.14
7711    Elect Insulcleaner HI                         $ 17.31
7801    Leader - Rivercrew                            $ 15.75
7802    Repairman 1st Cl-River                        $ 15.43
7803    Repairman 2nd Cl-River                        $ 14.43
7804    Repairman 3rd Cl-River                        $ 14.03
7805    Repairman Helper A-River                      $ 13.05
7806    Repairman Helper B-River                      $ 12.99
7807    Repairman Helper C-River                      $ 12.94

        Landfill
9410    Mechanical Equipment Operator                 $ 14.12
9450    Mechanical Equipment Operator                 $ 14.12
4703    Mechanical Equipment Learner                  $ 12.98
8000    Pool                                          $ 11.32